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                                 EXHIBIT 99.7


PATRIOT AMERICAN HOSPITALITY             INTERSTATE HOTELS COMPANY
1950 STEMMONS FREEWAY                    FOSTER PLAZA TEN
SUITE 6001                               680 ANDERSEN DRIVE
DALLAS, TX  75207                        PITTSBURGH, PA  15220
NYSE: PAH                                NYSE: IHC

AT PATRIOT AMERICAN, HOSPITALITY:
--------------------------------
MEDIA INQUIRIES:                  ANALYST INQUIRIES:
Suzanne Cottraux                  Mike Silverman
V.P. of Corporate Communications  V.P. of Finance
& Investor Relations              (214) 863-1265
(214) 863-1258

AT INTERSTATE HOTELS COMPANY:
-----------------------------
Lisa O'Connor
Director of Finance and Investor Relations
(412) 937-3319


FOR IMMEDIATE RELEASE
APRIL 15, 1998


   PATRIOT AMERICAN HOSPITALITY, WYNDHAM INTERNATIONAL AND INTERSTATE HOTELS COMPANY ANNOUNCE SETTING OF TRIAL DATE FOR MARRIOTT LITIGATION; PATRIOT AND INTERSTATE PROVIDE INTERSTATE SHAREHOLDERS OPTION TO REVOKE CASH ELECTIONS

DALLAS, TX -- APRIL 15, 1998 -- PATRIOT AMERICAN HOSPITALITY, INC. WHOSE SHARES ARE PAIRED WITH THOSE OF WYNDHAM INTERNATIONAL, INC. (NYSE: PAH), AND INTERSTATE HOTELS COMPANY (NYSE: IHC) jointly announced that the United States District Court for the District of Maryland has scheduled April 28, 1998 to commence trial on claims brought by Marriott International, Inc. (NYSE: MAR) against Interstate arising from the proposed merger of Interstate with and into Patriot.

On April 8, Patriot and Interstate announced that cash elections had been submitted with respect to approximately 92% of Interstate's outstanding common shares, and that of the shares so submitted, approximately 43.36% would be entitled to be exchanged for cash (at a rate of $37.50 per share) upon consummation of the Merger. The parties further announced that Interstate would permit its shareholders who have made cash elections to request the return of that portion of their shares which would not be exchanged for cash in order to allow such shares to be freely traded prior to consummation of the Merger.

Patriot and Interstate have agreed today that, upon written request to the Exchange Agent, Interstate shareholders will also have the option to revoke their cash elections and request the return of all of their shares. However, to the extent that Interstate shareholders request the return of shares that would have been entitled to be exchanged for cash upon consummation of the Merger, such shares may not subsequently be resubmitted for cash and will instead be exchanged for 1.341 Patriot paired shares upon consummation of the Merger. Further, the revocation of cash elections will not alter the number of shares to be exchanged for cash by those shareholders who choose not to revoke their cash elections. By virtue of such revocations, the total cash consideration in the Merger will be reduced pro rata such that shareholders who retain their cash elections will not have a greater number of shares exchanged for cash.

Shareholders who wish to request the prompt return of any or all of their shares should contact the Exchange Agent, American Stock Transfer & Trust Company, at 800-937-5449.

Patriot and Interstate further announced that settlement negotiations with Marriott are continuing, but there can be no assurance as to the outcome thereof or that a settlement will be reached prior to trial.

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ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.

Based in Dallas, Texas, Patriot American Hospitality, Inc. PAH is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 241 owned, managed, leased or franchised hotels with more than 60,000 rooms. Wyndham International, Inc., comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

ABOUT INTERSTATE HOTELS COMPANY

Based in Pittsburgh, Pa.,Interstate Hotels Company is the largest independent hotel management company in the United States. As of April 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has a controlling interest in 41 hotels.


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